Exhibit 99.2

Bank of America
100 North Tryon Street
Charlotte, NC 28255
Tel 704.386.5000

February 11, 2004

Reporters May Contact:

Eloise Hale, Bank of America Corporation, 704.387.0013

eloise.hale@bankofamerica.com

Bank of America Prices Euro Offering

LONDON - Bank of America Corporation today priced a € 1.25 billion ($1.6 billion equivalent) in fixed-rate senior notes for distribution primarily in Europe.

The notes bear interest at 4 5/8 percent per annum, payable annually on February 18th with the first interest payment on February 18th, 2005. The notes mature on February 18, 2014.

These notes will be sold through managers led by Banc of America Securities Limited. Co-managers include Banca IMI, Banco Nazionale del Lavoro, Banca Bilbao Vizcaya Argentaria, S.A., BNP PARIBAS, HBV Corporates & Markets, ING Financial Markets, Nordea, Santander Central Hispano and The Royal Bank of Scotland. Closing is scheduled for February 18, 2004.

The debt issue is part of a shelf registration for corporate debt and other securities previously declared effective by the Securities and Exchange Commission. Bank of America intends to list the notes on the Luxembourg Stock Exchange.

Proceeds from the issue will be used for general corporate purposes.

Banc of America Securities Limited will act as stabilization manager. Stabilization will be conducted in accordance with applicable laws including FSA/IPMA.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific, and London exchanges and certain shares are listed on the Tokyo Stock Exchange.

www.bankofamerica.com/newsroom

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